EXHIBIT 11
                 FEDERATED NEW YORK MUNICIPAL INCOME FUND
             A Portfolio of Municipal Securities Income Trust
                         Federated Investors Tower
                    Pittsburgh, Pennsylvania 15222-3779


                              March 25, 1997


The Trustees of
Municipal Securities Income Trust
Federated Investors Tower
Pittsburgh, PA  15222-3779

Gentlemen:

Federated New York Municipal Income Fund (the `Fund''), a portfolio of Municipal Securities Income Trust, a Massachusetts business trust (`Trust''), proposes to issue shares of beneficial interest (such shares of beneficial interest being herein referred to as `Shares'') in connection with the acquisition of the assets of New York Tax-Free Income Portfolio, a portfolio of William Penn Interest Income Fund, a Pennsylvania common law trust, pursuant to the Agreement and Plan of Reorganization dated as of March 25, 1997 (`Agreement''), filed as an exhibit to the registration statement of the Trust filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933 as amended (`N-14 Registration').

As counsel I have participated in the organization of the Trust, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and its N-14 Registration. I have examined and am familiar with the written Declaration of Trust dated August 6, 1990 (`Declaration of Trust''), the Bylaws of the Trust, the Agreement and such other documents and records deemed relevant. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, it is my opinion that:

1. The Trust is duly organized and validly existing pursuant to the Declaration of Trust.
2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the provisions of the Agreement and the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of Article III,
Section 3, of the Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the N-14
Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.

                              Very truly yours,

                              FEDERATED NEW YORK MUNICIPAL INCOME FUND
                           A Portfolio of Municipal Securities     Income
                                   Trust

                              By:/s/  S. Elliott Cohan
                                      S. Elliott Cohan
                              Title:  Assistant Secretary